October 4, 1996





ComTec International, Inc.
10855 E. Bethany Drive
Aurora, Colorado 80014

Gentlemen:

         You have requested my opinion as special counsel for ComTec International, Inc., a New Mexico corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the issuance by the Company of up to 4,018,154 shares of Common Stock, issuable pursuant to the terms of a Employment Contracts or Agreements between the Company and Clifford S. Perlman, Donald G. Mack, Robert Clauson, and Mitchell B. Chi, and the Consulting Agreement with Gordon E. Beckstead Associates, Inc. (the "Agreements").

         I have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about October 4, 1996 (the "Registration Statement"). I further have examined the Articles of Incorporation, as amended, of the Company as certified by the Secretary of State of the State of New Mexico, the Bylaws, and the minute book of the Company as a basis for the opinion hereafter expressed.

         Based on the foregoing examination, I am of the opinion that, upon issuance in the manner described in the Registration Statement, the shares of Common Stock covered by the Registration Statement are legally issued, fully paid and nonassessable shares of the capital stock of the Company.

         I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     /s/Fay M. Matsukage

                                                     Fay M. Matsukage
1:opinion.s-8

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